EXHIBIT 8.2

THE YOCCA LAW FIRM LLP

19900 MacArthur Boulevard

Irvine, California 92612

Tel: (949) 253-0800

March     , 2006

Microsemi Corporation

2381 Morse Avenue

Irvine, CA 92614

Attention: David R. Sonksen,

Executive Vice President,

Chief Financial Officer,

Treasurer and Secretary

Ladies and Gentlemen:

We have acted as special counsel to Microsemi Corporation, a Delaware corporation (“Microsemi”), in connection with the proposed merger of APT Acquisition Corp., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Microsemi, with and into Advance Power Technology, Inc., a Delaware corporation (“APT”), with APT surviving as a wholly owned subsidiary of Microsemi, pursuant to the Agreement and Plan of Merger dated as of November 2, 2005, between and among Microsemi, Merger Sub, and APT (“Agreement”), as described in the Registration Statement on Form S-4 (Reg. No. 333-130655) filed by Microsemi with the Securities and Exchange Commission (the “Registration Statement”). Any capitalized term used but not defined herein has the meaning given to it in the Agreement. At your request, we are rendering our opinion concerning certain United States federal income tax consequences of the Merger.

A. Documents Reviewed; Factual Assumptions. In rendering the opinion set forth in this letter, we have relied, with your consent, solely upon the following documents and the factual representations therein:

1.	The Agreement and the Exhibits thereto;

2.	The Microsemi Corporation and APT Acquisition Corp. Officer’s Certificate dated the date hereof (“Microsemi and Merger Sub Officer’s Certificate”); and

3.	The Advanced Power Technology, Inc. Officer’s Certificate dated the date hereof (“APT Officer’s Certificate”); and

4.	The Registration Statement.

We have assumed (and we are relying thereon, without attempting any independent investigation or review thereof) the genuineness of all signatures, the authenticity of documents, certificates, and records submitted to us as originals, the conformity to the originals of all documents, certificates, and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents, certificates, and records, and the completeness and accuracy as of the date hereof of the information contained in such documents, certificates, and records.

Microsemi Corporation

March     , 2006

We have also assumed (and we are relying thereon, without attempting any independent investigation or review thereof) that: (i) the transaction contemplated by the Agreement will be consummated in accordance therewith and as described in the Agreement (and that no covenant or condition therein material to this opinion will be waived, amended or breached by any party); (ii) the Merger will be reported by each of the parties thereto in their respective income tax returns in a manner consistent with the opinion set forth herein, (iii) the Merger will qualify as a statutory merger under the applicable law of the State of Delaware; (iv) all of the representations and warranties of each of the parties to the Agreement set forth therein (including in the Exhibits and schedules thereto), without any waiver, breach or amendment of any of the provision thereof, are and will as of the Effective Time be true, correct, and complete; (v) any statement made “to the knowledge” or otherwise similarly qualified is correct without such qualification; (vi) as to all matters with respect to which a person or entity making a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there in fact is no plan, intent, understanding or agreement and such action will not be taken; (vii) all statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations; (viii) all of the representations set forth in the Microsemi and Merger Sub Officer’s Certificate and APT Officer’s Certificate are and will as of the Effective Time be true, correct, and complete; (ix) all of the covenants and agreements of each of the parties to the Agreement set forth therein have been and will be observed; and (x) all conditions set forth in the Agreement (without any waiver, breach or amendment of any of the provision thereof) have been or will be satisfied. In the event any of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

B. Opinion. Based upon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that, under currently applicable United States federal income tax law, the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and, accordingly, that (i) no gain or loss will be recognized by APT, Microsemi or Merger Sub solely as a result of the Merger, (ii) no gain or loss will be recognized by the stockholders of APT who exchange APT Common Stock for Microsemi Common Stock pursuant to the Merger (except with respect to the Cash Component and any cash received in lieu of fractional shares), (iii) the adjusted basis of the Microsemi Common Stock received by the APT stockholders who exchange all of their APT Common Stock in the Merger will be the same as the tax basis of the APT Common Stock surrendered in such exchange, reduced by any money and the value of any property other than Microsemi Common Stock received in such exchange and any loss recognized in such exchange and increased by any gain recognized in such exchange, and (iv) the holding period of the Microsemi Common Stock received by a stockholder of APT pursuant to the Merger will include the period during which the APT Common Stock surrendered in exchange therefor was held, provided that the APT Common Stock is a capital asset in the hands of such stockholder at the time of the Merger.

The foregoing opinion is based upon our best judgment regarding the provisions of the Code, Treasury Regulations promulgated under the Code, published revenue rulings and revenue procedures of the I.R.S., private letter rulings, existing court decisions, and other authorities available as of the date of this letter. Future legislative or administrative actions or court decisions, which may or may not be retroactive in application, or any change in facts from the factual representations upon which our opinion is based, may significantly adversely affect the accuracy of the conclusions stated herein. It should be noted that no ruling has been sought from the I.R.S. with respect to the federal income tax consequences of the Merger and that our opinion is not binding on the I.R.S. or any court.

Microsemi Corporation

March     , 2006

This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter, even though the changes may affect a legal analysis or conclusion in this opinion letter.

This opinion letter is limited to the U.S. federal income tax matters specifically addressed herein, and no other opinion should be inferred. We have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any tax consequences that may result from any other transaction, whether or not undertaken in connection with the Merger. This opinion letter may be relied upon by you only in connection with the transaction described in this letter, and it may not be used or relied upon by you for any other purpose or by any other person for any purpose whatsoever without, in each instance, our prior written consent.

We hereby consent to the inclusion of this opinion in the Registration Statement on Form S-4 (No. 333-130655), as amended, filed by Microsemi under the Securities Act of 1933, as amended, in connection with the Merger and the reference to us and this opinion in the proxy statement/prospectus included in such Registration Statement.

Very truly yours,

THE YOCCA LAW FIRM LLP